Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 to be filed on or about December 29, 2015 of our report dated July 27, 2015, on our audits of the financial statements as of AWH-BP Durham Hotel, LLC, as of March 31, 2015, December 31, 2014 and 2013 and for the three months ended March 31, 2015, the year ended December 31, 2014, and the period from April 23, 2013 (date of acquisition) through December 31, 2013, which report was included in the Form 8-K/A filed July 29, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ Marks Paneth LLP

New York, NY

December 29, 2015